EXHIBIT 99.1

PRESS RELEASE
For Immediate Distribution	Contact: Intrepid Potash, Inc.
William I. Kent
Phone: 303-296-3006

Intrepid Potash, Inc. Announces Preliminary Fourth Quarter and Full Year 2011

Sales and Production Results and Capital Investment Update, and

Schedules Fourth Quarter 2011 Conference Call

Denver, Colorado; January 17, 2012 — Intrepid Potash, Inc. (“Intrepid”) (NYSE:IPI) announced today preliminary sales and production results for the fourth quarter and full year 2011 and provided an update on its capital investment program.

Preliminary Sales and Operational Results

	Three Months Ended	Year Ended
	December 31, 2011	December 31, 2011
Potash
Production tons	190,000 - 200,000	805,000 - 815,000
Sales tons	175,000 - 185,000	785,000 - 795,000
Average Net Realized Sales Price ($ / ton)	$490 - $500	$465 - $475
Cash COGS, net of byproduct credit ($ / ton)	$190 - $200	$170 - $180

Total COGS ($ / ton)	$245 - $255	$215 - $225

Trio®
Production tons	30,000 — 35,000	140,000 — 145,000
Sales tons	25,000 — 30,000	170,000 — 175,000
Average Net Realized Sales Price ($ / ton)	$280 - $290	$230 - $240
Cash COGS, net of byproduct credit ($ / ton)	$180 - $190	$170 - $180

Total COGS ($ / ton)	$225 - $235	$205 - $215

Selling & Administrative Costs	$7.5 - $8.5 million	$31.5 - $32.5 million

On a preliminary basis, during the fourth quarter of 2011, Intrepid estimates that it produced between 190,000 and 200,000 tons of potash and sold between 175,000 and 185,000 tons of potash.  Production results for the quarter include the seasonal harvest from the Moab, Utah mine.

Intrepid estimates that its average net realized sales price for potash sold during the quarter was approximately $490 — $500 per ton.  Potash sales during the quarter were reflective of the decreased farmer demand for fertilizer experienced in the latter half of the fourth quarter of 2011.  We believe this pause in demand was the direct result of farmers feeling a sense of economic unease over the general global market uncertainty resulting from the European debt crisis, political gridlock in Washington and the slow pace of economic recovery.  Given this backdrop, farmers chose to focus on seed and equipment purchases and to defer purchase of their fertilizer inputs until the spring of 2012.

Intrepid’s cash cost of goods sold for potash for the full year, net of by-product credits, is estimated to be between $170 and $180 per ton.  We experienced higher per ton costs in the fourth quarter, which were largely driven by higher per ton costs from our East Mine as maintenance and construction-related activities impacted plant operations.  Operating time at our East plant was reduced in part due to production disruptions associated with the construction of the Dense Media Separation (“DMS”) component of our Langbeinite Recovery Improvement Project (“LRIP”), as well as the initial commissioning of the new DMS plant and related technology.

On a preliminary basis, during the fourth quarter of 2011, Intrepid estimates that it produced approximately 30,000 — 35,000 tons of Trio® and sold approximately 25,000 — 30,000 tons of Trio®.  Intrepid estimates that its average net realized sales price for Trio® during the quarter increased to approximately $280 — $290 per ton.  Trio® sales during the quarter were limited by our production and low inventory levels, as the demand for Trio® remained strong.  We commenced the commissioning of the DMS component of our LRIP in the fourth quarter of 2011.  Commissioning of the DMS is expected to continue into early 2012.  We anticipate increased Trio® production once the DMS is fully commissioned.

Intrepid reports “average net realized sales price,” which is an operating performance measure.  Average net realized sales prices are derived by subtracting freight costs from gross sales revenue and then dividing this result by sales tons.

Capital Investment Update

For the full year ended December 31, 2011, Intrepid invested approximately $135 - $140 million in its capital investment program, including the aforementioned substantial completion of construction and commencement of commissioning of the DMS, and the installation and commissioning of a new compactor at our Wendover, Utah facility.  Intrepid’s capital strategy remains focused on increasing reliability, efficiency, and productivity, all with the goal of decreasing per ton operating costs.  In 2012, Intrepid expects to invest approximately $225 -$300 million related to its capital investment program that is expected to be funded from existing cash and investments and operating cash flows.  Significant capital investments in 2012, beyond sustaining capital of approximately $50 million, will be focused on the HB Solar Solution mine project in Carlsbad New Mexico, pending a favorable Record of Decision on the project from the Bureau of Land Management; the construction of new compaction capacity at our North facility in Carlsbad, New Mexico; the addition of new solution mining wells at our Moab, Utah facility; and the completion of the granulation plant component of our LRIP project at our East plant in Carlsbad, New Mexico.

With respect to our proposed HB Solar Solution Mine near Carlsbad, New Mexico, the project remains on track for an anticipated Record of Decision on the project from the Bureau of Land Management in the first quarter of 2012.

Fourth Quarter & Fiscal Year End 2011 Conference Call

Intrepid is scheduled to release fourth quarter and fiscal year end 2011 financial results after market close on Wednesday, February 15, 2012.  The teleconference call to discuss fourth quarter 2011 results is scheduled for Thursday, February 16, 2012, at 8:00 a.m. MST (10:00 a.m. EST).  The call participation number is (800) 319-4610.  A recording of the conference call will be available two hours after the completion of the call at (800) 319-6413.  International participants can dial (412) 858-4600 to take part in the conference call and can access a replay of the call at (412) 317-0088.  The replay of the call will require the input of the conference identification number 763324.  The call will also be streamed on the Intrepid website, www.intrepidpotash.com.  In addition, the press release announcing fourth quarter 2011 results will be available on the Intrepid website before the call under “Investor Relations - Press Releases.”  An audio recording of the conference call will be available at www.intrepidpotash.com through March 17, 2012.

Intrepid is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash and Trio®, a product produced from langbeinite ore.  Intrepid owns five active potash production facilities — three in New Mexico and two in Utah.

Intrepid routinely posts important information about its business on its website under the Investor Relations tab.  The website address for Intrepid is www.intrepidpotash.com.

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Certain statements in this press release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized.  These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements.  These risks and uncertainties include: changes in the price of potash or Trio®; operational difficulties at our facilities that limit production of our products; interruptions in railcar or truck transportation services; the ability to hire and retain qualified employees; changes in demand and/or supply for potash or Trio®/langbeinite; changes in our reserve estimates; our ability to successfully execute the projects that are essential to our business strategy, which includes construction and commissioning, including but not limited to the development of the HB Solar Solution mine as a solution mine and the further development of our langbeinite recovery assets; weather risks affecting net evaporation rates at our solar solution mining operations; changes in the prices of our raw materials, including but not limited to the price of chemicals, natural gas and power; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations, and the enforcement of such regulations; obtaining permitting for applicable federal and state agencies related to the construction and operation of assets; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in use by the oil and gas industry of potash products in drilling operations; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements;

disruption in credit markets; our ability to secure additional federal and state potash leases to expand our existing mining operations; and governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the U.S. Securities and Exchange Commission.  Please refer to those filings for more information on these risk factors.  These forward-looking statements speak only as of the date of this press release, and, except as required by law we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.